Exhibit 4.2
Fastenal Company
2.72% Series E Senior Note Due May 15, 2027
No.                                                  May 15, 2020
PPN: 311900 B@2
Original Principal Amount: $
Original Issue Date: May 15, 2020
Interest Rate: 2.72%
Interest Payment Dates: January 20, April 20, July 20 and October 20
Final Maturity Date: May 15, 2027

For Value Received, the undersigned, Fastenal Company (herein called the "Company"), a corporation organized and existing under the laws of the State of Minnesota, hereby promises to pay to _____________________, or registered assigns, the principal sum of ___________________________ on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (1) on any overdue payment of interest, (2) during the continuance of an Event of Default under Section 11(a), (b), (g) or (h) of the Note Purchase Agreement referred to below, and during the continuance of any other Event of Default provided that such other Event of Default has remained uncured for more than 30 days (or such shorter cure period, if any, as is then provided for under the Bank Credit Agreement before interest thereunder begins to accrue at a default rate as a result of a similar event of default), on the unpaid balance hereof and (3) on any overdue payment of any Make-Whole Amount, at a rate per annum (the "Default Rate") from time to time equal to the greater of (i) 2.00% over the Interest Rate and (ii) 2.00% over the rate of interest publicly announced by Well Fargo Bank, National Association from time to time in New York, New York as its "base" or "prime" rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at principal office of Wells Fargo Bank, National Association in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to the Master Note Agreement, dated as of July 20, 2016, as amended by the Omnibus First Amendment to Master Note Agreement and Subsidiary Guaranty Agreement, dated as of November 30, 2018 (as from time to time amended, the "Note Purchase Agreement"), between the Company, Metropolitan Life Insurance Company, NYL Investors LLC, PGIM, Inc. (formerly known as Prudential Investment Management, Inc.) and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

Exhibit 4.2 (continued)
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

FASTENAL COMPANY

By /s/ Holden Lewis_____________________
Name: Holden Lewis
Title: Executive Vice President and Chief Financial Officer